Exhibit 99.1

Community Bankers Trust Corporation Reports Results for First Quarter of 2015

Non-covered loans increased $17.3 million for the quarter and $83.8 million year-over-year.

Conference Call on Thursday, April 30, 2015, at 10:00 a.m. Eastern Time

Richmond, VA, April 30, 2015 - Community Bankers Trust Corporation (the “Company”) (NASDAQ: ESXB), the holding company for Essex Bank (the “Bank”), today reported results for the first quarter of 2015.

operating Highlights

•	Non-covered loans grew $17.3 million, or 2.6%, during the first quarter and $83.8 million, or 14.1%, since March 31, 2014.
•	Demand deposit account balances grew $6.0 million, or 7.1%, during the first quarter of 2015 and $16.6 million, or 22.5%, since March 31, 2014.
•	The Company reduced its level of brokered time deposits by $8.6 million, or 11.6%, during the first three months of 2015 and $30.9 million, or 32.2%, since March 31, 2014. Brokered deposits were used in part to replace deposits from the disposition of the Georgia franchise in November 2013, and management has worked diligently to grow its core retail deposit base since that time.
•	While nonaccrual loans increased slightly during the first quarter of 2015, overall asset quality continues to show improvement with respect to the level of classified and criticized assets. Classified and criticized assets declined $145,000 during the first quarter of 2015 and $14.6 million since March 31, 2014.
•	There was no provision for loan losses for the first quarter of 2015, and the ratio of the allowance for loan losses to total non-covered loans, excluding purchased credit impaired (PCI) loans, was 1.33% at March 31, 2015.

Financial HIGHLIGHTS

•	Net income available to common shareholders was $1.3 million for the quarter ended March 31, 2015, compared with $2.3 million and $1.7 million, respectively, for the quarters ended December 31, 2014 and March 31, 2014.
•	Fully diluted earnings per common share was $0.06 for the quarter ended March 31, 2015, compared with $0.10 and $0.08, respectively, for the quarters ended December 31, 2014 and March 31, 2014.
•	As of March 31, 2015, tangible book value per share was $4.84, as compared with $4.72 and $4.27 at December 31, 2014 and March 31, 2014, respectively.

MANAGEMENT COMMENTS

Rex L. Smith, III, President and Chief Executive Officer, stated, “The Company continues to grow its loan portfolio as evident by a $17 million increase since year end. This was accomplished while holding the line on pricing as our overall non-covered loan yield increased slightly during the first quarter of 2015. This compared to a decrease in core loans for the same quarter last year. Our core deposit base also continues to grow and in the first quarter experienced a $6 million, or 7.1%, increase in demand deposit accounts, which replaced approximately $8.6 million in brokered time deposits.”

Smith added, “Selective growth is crucial for our franchise to continue to enhance value. We added four new production people in various geographic locations in the first quarter. While this creates some short term costs, we expect to grow into economies of scale quickly and are already seeing positive effects from the additions.”

Smith concluded, “We continue to grow the organization while not sacrificing credit or pricing risks with our growth. We have been able to improve or maintain loan and securities yields, which will bode well for us in the future as margin pressures continue to burden our industry. We will continue to execute the strategic initiatives we have in place, which should yield positive results for the remainder of 2015.”

RESULTS OF OPERATIONS

Net income and net income available to common shareholders was $1.3 million for the first quarter of 2015, compared with $2.3 million in the fourth quarter of 2014 and $1.7 million in the first quarter of 2014. Earnings per common share, basic and fully diluted, were $0.06 per share, $0.10 per share and $0.08 per share for the three months ended March 31, 2015, December 31, 2014, and March 31, 2014, respectively.

The decline in net income during the first quarter of 2015 compared with the fourth quarter of 2014 was due primarily to a $776,000 increase in noninterest expenses coupled with a $435,000 decline in noninterest income on a linked quarter basis. The increase in overhead expense was driven by higher salaries and compensation expense of $382,000, and an increase in other real estate owned (OREO) related expenses of $320,000. The increase in compensation expenses was related to higher taxes and benefits cost, while the increase in OREO related expenses was the result of net gains on the sale of OREO in the fourth quarter versus nominal expenses in the first quarter of 2015.

The decrease in net income when comparing the first quarter of 2015 with the same period in 2014 was the result of a $524,000 decline in net interest income combined with a $342,000 increase in noninterest expenses. Net interest income experienced a boost in the first quarter of 2014 as a result of $200,000 in cash payments on acquisition development and construction loss share loans with a zero carrying balance. Interest on borrowed funds increased $295,000 year-over-year, the result of a higher level of FHLB borrowings and a third party bank loan obtained in the second quarter of 2014 that paid off the TARP investment, eliminating higher costing dividends.

The following table presents summary income statements for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014.

SUMMARY INCOME STATEMENT
(Dollars in thousands)	For the three months ended
	31-Mar-15	31-Dec-14	31-Mar-14
Interest income	$11,650	$11,726	$11,879
Interest expense	1,865	1,883	1,570
Net interest income	9,785	9,843	10,309
Provision for loan losses	-	-	-
Net interest income after provision for loan losses	9,785	9,843	10,309
Noninterest income	1,397	1,832	1,301
Noninterest expense	9,519	8,743	9,177
Net income before income taxes	1,663	2,932	2,433
Income tax expense	351	673	709
Net income	1,312	2,259	1,724
Dividends on preferred stock	-	-	65
Net income available to common shareholders	$1,312	$2,259	$1,659

EPS Basic	$0.06	$0.10	$0.08
EPS Diluted	$0.06	$0.10	$0.08

Net Interest Income

Linked Quarter Basis

Net interest income was $9.8 million for the quarter ended March 31, 2015, compared with $9.8 million for fourth quarter of 2014, representing a decline of only $58,000, or 0.59%.  Interest income on a linked quarter basis declined $76,000, or 0.65%, to equal $11.7 million for the first quarter of 2015. Interest income with respect to non-covered loans increased $182,000, or 2.4%, during the first quarter when compared with the fourth quarter of 2014. This increase, quarter over quarter, was partially attributed to $161,000 in cash basis interest received on a nonaccrual loan during the first quarter of 2015 coupled with solid loan growth. Interest income with respect to FDIC covered loans declined $88,000, or 4.4%, during the first quarter, solely due to lower average balances on the loan portfolio precipitated by continued amortization.

Securities income equaled $2.0 million on a tax equivalent basis for the first quarter of 2015, which represented a $135,000 decline from the fourth quarter of 2014. The decline in income was volume driven as average securities balances were down $20.6 million quarter over quarter. The overall tax equivalent yield on the securities portfolio improved two basis points from 2.82% for the fourth quarter of 2014 to 2.84% for the first quarter of 2015.

2

Interest expense declined $18,000, or 0.96%, on a linked quarter basis as average interest bearing liability balances declined $8.2 million. The Company’s cost of interest bearing liabilities increased two basis points to 0.81% from 0.79% in the prior quarter. This slight increase was influenced by a $30.0 million notional value balance sheet swap entered into during the fourth quarter to fix five-year funding at 1.69%. The cost of FHLB borrowings was 1.19% for the fourth quarter of 2014 and increased to 1.30% for the first quarter of 2015. During the fourth quarter, additional FHLB borrowings were also entered into to purchase higher yielding bank qualified municipal securities. The interest rate swap will aid the Bank in a rising rate environment and lock in a spread over the next five years on the securities purchased.

With the changes in interest income, the tax equivalent net interest margin improved seven basis points from 3.83% in the fourth quarter of 2014 to 3.90% in the first quarter of 2015. Likewise, the interest spread increased from 3.76% to 3.82% on a linked quarter basis.

Year-Over-Year

Net interest income declined $524,000, or 5.1%, from the first quarter of 2014 to the first quarter of 2015. Interest income declined $229,000, or 1.9%, over this time period. The most significant decline was evidenced in the FDIC covered loan portfolio. Interest income on the covered loan portfolio declined approximately $1.0 million. Part of the decline in covered loan income was related to significant cash payments on loans related to pools that had previously been written down to a zero carrying value equaled $200,000 in the first quarter of 2014, and there were no significant cash payments received on these loans during the first quarter of 2015. The remainder of the decrease was due to normal amortization within the portfolio. As a result, the yield on the covered loan portfolio fell from 16.50% for the first quarter of 2014 to 12.43% in the first quarter of 2015. Despite the decline in covered loan yields and the net interest margin, the non-covered loan portfolio performed well. Non-covered loan interest income increased $855,000, or 12.1%, from March 31, 2014 to March 31, 2015. This increase was the direct result of robust loan growth noted during the last four quarters, which resulted in a $76.5 million increase in average non-covered loan balances from the first quarter of 2014 to the first quarter of 2015. Loan yields on the non-covered portfolio declined three basis points from the quarter ended March 31, 2014 to the quarter ended March 31, 2015.

Interest expense increased $295,000, or 18.8%, when comparing the first quarter of 2014 and the first quarter of 2015. Interest expense on deposits increased $40,000 or 2.8%, while interest expense on borrowings increased $255,000. The slight increase in deposit cost was driven by higher cost time deposits. Yet, overall the Bank’s cost of interest bearing deposits increased only two basis points year-over-year while average interest bearing deposit balances increased $5.4 million. Average FHLB advances increased $19.3 million, and the expense associated with the borrowings increased $162,000 from the first quarter of 2014 to the first quarter of 2015. This increase in interest expense was also influenced by the $30.0 million notional value swap entered into during the fourth quarter of 2014. Consequently, the average cost of FHLB and other borrowings increased 50 basis points from 0.80% for the quarter ended March 31, 2014 to 1.30% for the first quarter of 2015. Other interest expense was attributed to the third-party loan that the Company closed in the second quarter of 2014 for which the proceeds were used to pay off its then outstanding TARP investment. The pre-tax interest on the loan equaled $92,000 for the first quarter of 2015, versus no expense in the first quarter of 2014.

The tax equivalent net interest margin declined 38 basis points from 4.28% in the first quarter of 2014 to 3.90% in the first quarter of 2015. Likewise, the interest spread decreased from 4.23% to 3.82% over the same time period.  The decline in the margin was precipitated by the reduction in cash basis covered loan income, which helped drive overall loan yields down 66 basis points.

The following tables compare the Company's net interest margin, on a tax-equivalent basis, for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014.

NET INTEREST MARGIN
(Dollars in thousands)	For the three months ended
	31-Mar-15	31-Dec-14	31-Mar-14
Average interest earning assets	$1,041,460	$1,039,810	$984,026
Interest income	$11,650	$11,726	$11,879
Interest income - tax-equivalent	$11,879	$11,917	$11,960
Yield on interest earning assets	4.63%	4.55%	4.93%
Average interest bearing liabilities	$938,815	$947,061	$904,639
Interest expense	$1,865	$1,883	$1,570
Cost of interest bearing liabilities	0.81%	0.79%	0.70%
Net interest income	$9,785	$9,843	$10,309
Net interest income - tax-equivalent	$10,014	$10,034	$10,390
Interest spread	3.82%	3.76%	4.23%
Net interest margin	3.90%	3.83%	4.28%

3

Provision for Loan Losses

The Company records a separate provision for loan losses for its non-covered loan portfolio and its FDIC covered loan portfolio.  There was no provision for loan losses on the FDIC covered loan portfolio during the first quarter of 2015 or the fourth and first quarters of 2014. Likewise, there was no provision for loan losses on the non-covered loan portfolio during the first quarter of 2015 or the fourth and first quarters of 2014.  With respect to the non-covered loan portfolio, this was the direct result of nominal charge-offs and the ongoing stabilization of asset quality. A discussion of loan quality will be presented in greater detail in the Asset Quality section below.

Noninterest Income

Linked Quarter Basis

Noninterest income was $1.4 million for the first quarter of 2015, compared with $1.8 million for the fourth quarter of 2014.  The $435,000, or 23.7%, decline in noninterest income on a linked quarter basis was primarily the result of lower gains on the sales of securities. During the fourth quarter of 2014, the Bank realized $595,000 in securities gains. Management was able to sell amortizing mortgage backed securities at a gain of $460,000 and used the proceeds to purchase municipal securities with yields similar to the assets sold. Net gain on the sale of securities equaled $297,000 for the first quarter of 2015, a decline of $298,000, or 50.1%, when compared with the prior quarter. Service charges on deposit accounts declined $38,000 to equal $528,000 for the first quarter of 2015. The 6.7% decline was influenced by an inordinate amount of inclement weather during the first three months of 2015. The weather hampers consumer spending and correspondingly service charge and fee income.

Year-Over-Year

Noninterest income increased $96,000, or 7.4%, from the first quarter of 2014 to the first quarter of 2015. Other income increased $123,000 year-over-year, or 56.7%, to $340,000 for the first quarter of 2015. The primary increase was noted in mortgage revenue. Mortgage loan fee income increased $105,000 to equal $148,000 for the first quarter of 2015. This is a direct result of the Bank’s wholesale mortgage team hired during the second quarter of 2014. Despite the inclement weather mentioned above, year-over-year, service charge income increased $39,000, or 8.0%. These two trends were partially offset by a $58,000 reduction in gains on securities sales.

Noninterest Expenses

Linked Quarter Basis

Noninterest expenses totaled $9.5 million for the first quarter of 2015, as compared with $8.7 million for the fourth quarter of 2014, an increase of $776,000, or 8.9%. Salaries and employee benefits increased $382,000, or 9.3%, to equal $4.5 million for the first quarter of 2015. The largest component of this increase was a $142,000 increase in total payroll taxes. Other increases were $52,000 in fewer deferred FASB costs on a linked quarter basis and $66,000 in increased insurance premiums. On a linked quarter basis, the increase in salaries was only $70,400, or 1.8%, which is more representative of the historical changes in the Bank’s compensation expense.

OREO expense was $85,000 for the first quarter of 2015 as compared to income of $235,000 for the fourth quarter of 2014. The $320,000, or 136.2%, swing from income to expense in the first quarter was due to gains on the sale of OREO properties during the fourth quarter. These increases were partially offset by a $141,000, or 10.2%, reduction in the indemnification asset amortization.

Year-Over-Year

Noninterest expenses increased $342,000, or 3.7%, when comparing the first quarter of 2015 to the same period in 2014. Salaries and employee benefits increased $572,000, or 14.6%, from the first quarter of 2014 to the first quarter of 2015. Increased staffing brought on after the first quarter of 2014, such as the wholesale mortgage team and more lending staff, accounted for the increase in salaries. Additionally, management had expanded loan and retail production incentives, the payments of which impacted the current quarter. Other operating expenses increased $188,000, or 13.2%, to equal $1.6 million at March 31, 2015. The two most notable increases within these expenses were $88,000 in advertising expenses and $65,000 in credit related expenses. Advertising expenses were higher than the prior quarter due to the timing of various promotional campaigns, while the increase in credit expense is related to the larger volume of loans.

FDIC amortization expense declined $259,000 to equal $1.2 million at March 31, 2015, while OREO related expenses declined $198,000 over the same time frame. The lower amortization expense was solely due to normal amortization within the FDIC covered loan portfolio throughout 2014 and the first quarter of 2015. The 70.0% reduction in OREO expenses is the result of higher write-downs taken during the first quarter of 2014 than during the same quarter of 2015.

4

Income Taxes

Income tax expense was $351,000 for the three months ended March 31, 2015, compared with income tax expense of $673,000 and $709,000 for the fourth and first quarters of 2014, respectively. The effective tax rate for the first quarter of 2015 was 21.1% versus 23.0% and 29.1% for the fourth and first quarters of 2014, respectively. This decline in the effective tax rate was due to an increased level of nontaxable income.

FINANCIAL CONDITION

Total assets declined $18.0 million, or 1.6%, to $1.138 billion at March 31, 2015 from December 31, 2014. Total assets increased $36.0 million, or 3.3%, since March 31, 2014. Total loans were $743.6 million at March 31, 2015, increasing $16.1 million, or 2.2%, from year end 2014 and $78.1 million, or 11.7%, from March 31, 2014.  Total non-covered loans were $682.0 million at March 31, 2015 versus $664.7 million at the prior quarter end and $593.6 million at March 31, 2014. Total non-covered loans increased $88.4 million, or 14.9%, from March 31, 2014 to March 31, 2015.

The March 31, 2015 and December 31, 2014 totals include $4.6 million and $4.7 million, respectively, of the PCI loans that were formerly categorized under the FDIC shared-loss agreement and are now categorized as non-covered loans. While these loans no longer have FDIC loss guaranties, they are subject to SOP 03-3 accounting rules; thus, they will not receive consideration under the allowance for loan losses under the normal non-covered portfolio. Excluding the $4.6 million mentioned above, non-covered loans would have increased $83.8 million, or 14.1%, since March 31, 2014.

During the first quarter of 2015, multifamily loans grew $8.3 million, or 24.6%, while residential 1-4 family loans grew $4.3 million, or 2.6%. In comparing March 31, 2015 and March 31, 2014, the largest volume of loan growth was evidenced in commercial real estate loans of $31.1 million, or 12.2%. Residential real estate loans and commercial loans grew $26.6 million and $21.2 million, or 18.2% and 26.2%, respectively, over the same time frame.

5

The following table shows the composition of the Company's non-covered loan portfolio at March 31, 2015, December 31, 2014 and March 31, 2014.

NON-COVERED LOANS
(Dollars in thousands)	31-Mar-15		31-Dec-14		31-Mar-14
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$172,684	25.31%	$168,358	25.32%	$146,069	24.60%
Commercial	285,754	41.90%	283,430	42.63%	254,666	42.89%
Construction and land development	59,313	8.70%	59,515	8.95%	54,914	9.25%
Second mortgages	6,316	0.93%	6,016	0.90%	6,623	1.12%
Multifamily	42,166	6.18%	33,830	5.09%	35,528	5.98%
Agriculture	7,205	1.06%	7,167	1.08%	8,134	1.37%
Total real estate loans	573,438	84.08%	558,316	83.97%	505,934	85.21%
Commercial loans	102,145	14.98%	99,634	14.99%	80,942	13.63%
Consumer installment loans	4,986	0.73%	5,470	0.82%	5,492	0.92%
All other loans	1,442	0.21%	1,444	0.22%	1,430	0.24%
Gross loans	682,011	100.00%	664,864	100.00%	593,798	100.00%
Allowance for loan losses	(9,011)		(9,365)		(10,410)
Net unearned income/unamortized premium on loans	(4)		(128)		(188)
Non-covered loans, net of unearned income	$672,996		$655,371		$583,200

The Company’s securities portfolio, excluding equity securities, declined $32.9 million, or 10.6%, from $310.8 million at December 31, 2014 to $277.9 million at March 31, 2015. Realized gains of $297,000 occurred during the first quarter of 2015 through sales and call activity, as compared to $595,000 taken during the fourth quarter of 2014 and $355,000 taken during the first quarter of 2014. The decline in the volume of securities was a strategic decision by management to let brokered funding mature and fund solid loan growth with normal securities amortization, call activity, sales and maturities.

The Company had cash and cash equivalents of $21.7 million, $22.4 million and $38.9 million at March 31, 2015, December 31, 2014 and March 31, 2014, respectively. There were no federal funds purchased at March 31, 2015 versus $14.5 million at December 31, 2014 and none at March 31, 2014.

6

The following table shows the composition of the Company's securities portfolio, excluding equity securities, at March 31, 2015, December 31, 2014 and March 31, 2014.

SECURITIES PORTFOLIO
(Dollars in thousands)	31-Mar-15		31-Dec-14		31-Mar-14
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other U.S. Government agencies	$72,204	$71,391	$99,608	$98,707	$107,485	$106,628
State, county and municipal	134,184	138,489	134,405	137,477	133,226	131,864
Corporate and other bonds	11,829	11,916	11,921	11,883	5,502	5,490
Mortgage backed securities - U.S. Government agencies	4,403	4,382	2,338	2,258	2,602	2,477
Mortgage backed securities - U.S. Government sponsored agencies	13,737	13,855	24,096	24,243	25,126	24,886

Total securities available for sale	$236,357	$240,033	$272,368	$274,568	$273,941	$271,345

	31-Mar-15		31-Dec-14		31-Mar-14
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$33,944	$34,957	$31,677	$32,780	$9,069	$9,769
Mortgage backed securities - U.S. Government agencies	3,831	4,037	4,293	4,531	6,202	6,574
Mortgage backed securities - U.S. Government agencies	65	65	227	228	11,354	11,973

Total securities held to maturity	$37,840	$39,059	$36,197	$37,539	$26,625	$28,316

Interest bearing deposits at March 31, 2015 were $824.4 million, a decline of $9.9 million, or 1.2%, from December 31, 2014. NOW account balances declined $8.2 million, or 6.6%, from December 31, 2014, while MMDA and savings account balances increased $3.8 million over the same time frame. Retail time deposit account balances increased $3.0 million, or 0.65%, during the first quarter of 2015, while brokered time deposits declined $8.6 million, or 11.6%, since year end.

Interest bearing deposits declined $6.8 million from March 31, 2014 to March 31, 2015. NOW, MMDA and savings account balances grew $16.9 million, $12.4 million and $3.7 million, respectively, over this time frame. Time deposits declined $39.8 million, or 7.0%, of which $30.9 million was in brokered funding. Management continued to allow brokered time deposits to mature while the retail deposit base grew.

FHLB advances were $96.2 million at March 31, 2015, compared with $96.4 million at December 31, 2014 and $76.9 million at March 31, 2014. The Company increased the level of FHLB advances due to the low cost nature of this funding source and to assist with funding the sale of the Georgia franchise in the fourth quarter of 2013. Furthermore, management increased its FHLB funding during the fourth quarter of 2014 by $14.8 million, while entering into a $30.0 million notional value balance sheet swap. Long term debt totaled $8.1 million at March 31, 2015, declining by $1.6 million, or 16.5%, since December 31, 2014. This borrowing, initially in the amount of $10.7 million, was obtained in April 2014, and the proceeds were used to redeem the Company’s remaining outstanding TARP preferred stock. The Company has amortized this debt $2.6 million within a year and should have the loan fully paid within the next two years.

7

The following table compares the mix of interest bearing deposits at March 31, 2015, December 31, 2014 and March 31, 2014.

INTEREST BEARING DEPOSITS
(Dollars in thousands)
	31-Mar-15	31-Dec-14	31-Mar-14
NOW	$115,500	$123,682	$98,594
MMDA	103,456	101,784	91,077
Savings	80,640	78,478	76,950
Time deposits $250,000 or less	414,653	416,628	433,010
Time deposits over $250,000	110,196	113,809	131,602
Total interest bearing deposits	$824,445	$834,381	$831,233

Shareholders’ equity was $109.8 million at March 31, 2015, $107.7 million at December 31, 2014 and $110.6 million at March 31, 2014. In April 2014, $11.5 million in equity was redeemed in connection with the repurchase of the TARP preferred stock and the associated warrant. Shareholders’ equity increased $2.2 million, or 2.0%, from year end 2014 as the result of an increase in other comprehensive income related to net gains in the investment portfolio and net income of $1.3 million in the first quarter. Year-over-year, shareholders equity declined only $801,000 despite the reduction in TARP proceeds mentioned above. Solid earnings retention mitigated the loss in the level of capital, year-over-year.

Asset Quality – non-covered assets

Nonaccrual loans were $17.2 million at March 31, 2015, increasing $625,000 from December 31, 2014 and $4.7 million from March 31, 2014. The 3.8% increase in nonaccrual loans in the first quarter of 2015 reflects one previously classified loan being placed on nonaccrual status. The 36% increase in nonaccrual loans from March 31, 2014 was attributed to one loan relationship placed on nonaccrual during the fourth quarter. While the level of nonaccrual loans has increased over the quarter and the last twelve months, the level of both substandard and special mention non-covered loans and assets have improved over the last five quarters, demonstrating continued improvement in asset quality.

The following chart shows the level of nonaccrual loans, classified loans and criticized loans over the last five quarters:

ASSET QUALITY (NON-COVERED)

(Dollars in thousands)

	31-Mar-15	31-Dec-14	30-Sep-14	30-Jun-14	31-Mar-14
Nonaccrual loans	$17,196	$16,571	$9,481	$11,183	$12,645

Criticized (special mention) loans	22,226	21,835	21,517	26,212	36,775
Classified (substandard) loans	22,024	22,181	25,053	27,066	21,963
Other real estate owned	5,345	5,724	6,261	6,390	5,439
Total classified and criticized assets	$49,595	$49,740	$52,831	$59,668	$64,177

Total non-performing assets totaled $22.5 million at March 31, 2015, increasing $246,000 from the prior quarter end and $4.5 million since March 31, 2014. The increase in non-performing assets in the first quarter of 2015 was due to the one nonaccrual loan noted above. There were net charge-offs of $256,000 in the first quarter of 2015 compared with $497,000 in the fourth quarter of 2014 and $34,000 in the first quarter of 2014.

8

The allowance for loan losses equaled 52.4% of non-covered nonaccrual loans at March 31, 2015, compared with 55.9% at December 31, 2014 and 82.3% at March 31, 2014. The ratio of the allowance for loan losses to total nonperforming assets was 40.0% at March 31, 2015 compared with 41.6% at December 31, 2014 and 57.6% at March 31, 2014.  The ratio of nonperforming assets to loans and OREO was 3.3% at March 31, 2015 compared with 3.4% at December 31, 2014 and 3.0% at March 31, 2014.

The following table reconciles the activity in the Company's non-covered allowance for loan losses, by quarter, for the past five quarters.

CREDIT QUALITY
(Dollars in thousands)	2015	2014
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$9,267	$9,764	$10,156	$10,410	$10,444
Provision for loan losses	-	-	-	-	-
Net charge-offs	(256)	(497)	(392)	(254)	(34)
End of period	$9,011	$9,267	$9,764	$10,156	$10,410

The following table sets forth selected asset quality data, excluding FDIC covered assets and PCI loans, and ratios for the dates indicated:

ASSET QUALITY (NON-COVERED)
(Dollars in thousands)	2015	2014
	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar

Non-accruing loans	$17,196	$16,571	$9,481	$11,183	$12,645
Loans past due over 90 days and accruing interest	-	-	178	-	-
Total nonperforming non-covered loans	17,196	16,571	9,659	11,183	12,645
Other real estate owned non-covered	5,345	5,724	6,261	6,390	5,439
Total nonperforming non-covered assets	$22,541	$22,295	$15,920	$17,573	$18,084

Allowance for loan losses to loans	1.33%	1.40%	1.55%	1.62%	1.75%
Allowance for loan losses to nonperforming assets	39.98%	41.57%	62.03%	57.79%	57.56%
Allowance for loan losses to nonaccrual loans	52.40%	55.92%	102.98%	90.82%	82.33%
Nonperforming assets to loans and other real estate owned	3.30%	3.35%	2.46%	2.77%	3.02%
Net charge-offs for quarter to average loans, annualized	0.15%	0.31%	0.25%	0.17%	0.02%

9

A further breakout of nonaccrual loans, excluding PCI and covered loans, at March 31, 2015, December 31, 2014 and March 31, 2014 is below:

NON-COVERED NONACCRUAL LOANS
(Dollars in thousands)	31-Mar-15		31-Dec-14		31-Mar-14
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$3,056	0.45%	$3,342	0.51%	$4,153	0.70%
Commercial	1,833	0.27%	607	0.09%	2,208	0.37%
Construction and land development	4,748	0.70%	4,920	0.74%	5,907	0.99%
Second mortgages	61	0.01%	61	0.01%	225	0.04%
Total real estate loans	9,698	1.43%	8,930	1.35%	12,493	2.10%
Commercial loans	7,409	1.10%	7,521	1.14%	57	0.01%
Consumer installment loans	89	0.01%	120	0.02%	95	0.02%
Gross loans	$17,196	2.54%	$16,571	2.51%	$12,645	2.13%

Capital Requirements

The Company’s ratio of total risk-based capital was 15.1% at March 31, 2015 compared with 14.7% at December 31, 2014.  The tier 1 risk-based capital ratio was 13.9% at March 31, 2015 and 13.5% at December 31, 2014. The Company’s tier 1 leverage ratio was 9.8% at March 31, 2015 and 9.4% at December 31, 2014.  All capital ratios exceed regulatory minimums to be considered well capitalized.

The increase in the ratios reflects changes to the capital and asset risk-weighting of BASEL III, which became effective January 1, 2015. BASEL III introduced the common equity tier 1 capital ratio, which was 13.4% at March 31, 2015.

Earnings Conference Call and Webcast

The Company will host a conference call for interested parties on Thursday, April 30, 2015, at 10:00 a.m. Eastern Time to discuss the financial results for the first quarter of 2015. The public is invited to listen to this conference call by dialing 866-374-8379 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 noon Eastern Time on April 30, 2015, until 9:00 a.m. Eastern Time on May 8, 2015. The replay will be available by dialing 877-344-7529 and entering access code 10064200 or through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 21 full-service offices, 14 of which are in Virginia and seven of which are in Maryland.  The Bank also operates two loan production offices in Virginia.  The Bank opened a new branch office in Bowie, Maryland on January 12, 2015.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

10

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan and investment products and other financial services; the demand, development and acceptance of new products and services; the performance of vendors or other parties with which the Company does business; time and costs associated with de novo branching, acquisitions, dispositions and similar transactions; the realization of gains and expense savings from acquisitions, dispositions and similar transactions; assumptions and estimates that underlie the accounting for loan pools under the shared-loss agreements; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber-attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

11

Consolidated Balance Sheets
Unaudited Condensed
(Dollars in thousands)
	31-Mar-15	31-Dec-14	31-Mar-14
Assets
Cash and due from banks	$11,222	$8,329	$11,139
Interest bearing bank deposits	10,451	14,024	27,782
Total cash and cash equivalents	21,673	22,353	38,921

Securities available for sale, at fair value	240,033	274,568	271,345
Securities held to maturity, at cost	37,840	36,197	26,625
Equity securities, restricted, at cost	8,588	8,816	7,772
Total securities	286,461	319,581	305,742

Loans held for sale	2,999	200	-
Loans not covered by FDIC shared-loss agreements	682,007	664,736	593,610
Loans covered by FDIC shared-loss agreements	61,577	62,744	71,860
Allowance for loan losses (non-covered)	(9,011)	(9,365)	(10,410)
Allowance for loan losses (covered)	(484)	(386)	(484)
Net loans	734,089	717,729	654,576

Bank premises and equipment, net	29,980	29,702	29,139
Bank premises and equipment held for sale	465	465	0
Other real estate owned, non-covered	5,345	5,724	5,439
Other real estate owned, covered by FDIC shared-loss agreements	1,500	2,019	3,211
FDIC receivable	558	669	433
Bank owned life insurance	21,158	21,004	20,956
Core deposit intangibles, net	4,236	4,713	6,144
FDIC indemnification asset	17,383	18,609	23,846
Other assets	11,840	12,966	13,295
Total assets	$1,137,687	$1,155,734	$1,101,702

Liabilities
Deposits:
Noninterest bearing	90,570	84,564	73,935
Interest bearing	824,445	834,381	831,233
Total deposits	915,015	918,945	905,168
Federal funds purchased	-	14,500	-
Federal Home Loan Bank advances	96,217	96,401	76,946
Long term debt	8,078	9,680	-
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	4,407	4,434	4,817
Total liabilities	$1,027,841	$1,048,084	$991,055

Shareholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value; 0, 0 and 10,680 shares issued and outstanding, respectively)	-	-	10,680
Warrants on preferred stock	-	-	1,037
Common stock (200,000,000 shares authorized $0.01 par value; 21,819,405, 21,791,523, 21,720,221 shares issued and outstanding, respectively)	218	218	217
Additional paid in capital	145,479	145,321	144,747
Retained deficit	(37,241)	(38,553)	(44,163)
Accumulated other comprehensive income(loss)	1,390	664	(1,871)
Total shareholders' equity	$109,846	$107,650	$110,647
Total liabilities and shareholders' equity	$1,137,687	$1,155,734	$1,101,702

12

Consolidated Statements of Operations
Unaudited Condensed
(Dollars in thousands)	Three months ended	Three months ended
	31-Mar-15	31-Dec-14	30-Sep-14	30-Jun-14	31-Mar-14
Interest and dividend income
Interest and fees on non-covered loans	$7,906	$7,724	$8,125	$7,291	$7,051
Interest and fees on FDIC covered loans	1,914	2,002	2,445	3,264	2,961
Interest on federal funds sold	1	-	-	-	-
Interest on deposits in other banks	17	15	11	22	13
Interest and dividends on securities
Taxable	1,368	1,614	1,813	1,710	1,698
Nontaxable	444	371	271	168	156
Total interest income	11,650	11,726	12,665	12,455	11,879
Interest expense
Interest on deposits	1,448	1,493	1,504	1,453	1,408
Interest on other borrowed funds	417	390	279	244	162
Total interest expense	1,865	1,883	1,783	1,697	1,570
Net interest income	9,785	9,843	10,882	10,758	10,309

Provision for loan losses	-	-	-	-	-
Net interest income after provision for loan losses	9,785	9,843	10,882	10,758	10,309

Noninterest income
Service charges on deposit accounts	528	566	584	561	489
Gain on sale of securities, net	297	595	115	24	355
Gain on sale of other loans, net	46	48	78	27	48
Income on bank owned life insurance	186	191	193	193	192
Other	340	432	196	165	217
Total noninterest income	1,397	1,832	1,166	970	1,301

Noninterest expense
Salaries and employee benefits	4,495	4,113	4,072	4,028	3,923
Occupancy expenses	688	631	631	687	648
Equipment expenses	240	223	255	260	219
FDIC assessment	237	194	210	194	207
Data processing fees	442	420	355	463	494
FDIC indemnification asset amortization	1,239	1,380	1,439	1,478	1,498
Amortization of intangibles	477	477	477	477	477
Other real estate expenses	85	(235)	392	100	283
Other operating expenses	1,616	1,540	1,707	1,672	1,428
Total noninterest expense	9,519	8,743	9,538	9,359	9,177

Net income before income taxes	1,663	2,932	2,510	2,369	2,433
Income tax expense	351	673	697	649	709
Net income	1,312	2,259	1,813	1,720	1,724
Dividends paid on preferred stock	-	-	-	182	65
Net income available to common shareholders	$1,312	$2,259	$1,813	$1,538	$1,659

13

Net Interest Margin Analysis

Average Balance Sheets

(Dollars in thousands)

	Three months ended March 31, 2015			Three months ended December 31, 2014			Three months ended March 31, 2014
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans non-covered, including fees	$672,124	$7,906	4.77%	$651,014	$7,724	4.71%	$595,614	$7,051	4.80%
FDIC covered loans, including fees	62,435	1,914	12.43%	63,477	2,002	12.52%	72,770	2,961	16.50%
Total loans	734,559	9,820	5.42%	714,491	9,726	5.40%	668,384	10,012	6.08%
Interest bearing bank balances	15,368	17	0.45%	17,161	15	0.33%	16,309	13	0.31%
Federal funds sold	4,000	1	0.10%	-	-	0.00%	-	-	0.00%
Securities (taxable)	226,014	1,368	2.42%	258,366	1,614	2.50%	279,295	1,698	2.43%
Securities (tax exempt)(1)	61,519	673	4.38%	49,792	562	4.51%	20,038	237	4.71%
Total earning assets	1,041,460	11,879	4.63%	1,039,810	11,917	4.55%	984,026	11,960	4.93%
Allowance for loan losses	(9,693)			(10,548)			(10,955)
Non-earning assets	102,757			112,619			113,705
Total assets	$1,134,524			$1,141,881			$1,086,776

LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand - interest bearing	$221,368	$154	0.28%	$219,486	$154	0.28%	$190,804	$142	0.30%
Savings	79,629	60	0.31%	78,572	61	0.31%	75,601	66	0.35%
Time deposits	526,719	1,234	0.95%	540,230	1,278	0.94%	555,867	1,200	0.88%
Total interest bearing deposits	827,716	1,448	0.71%	838,288	1,493	0.71%	822,272	1,408	0.69%
Short-term borrowings	1,533	2	0.52%	4,433	7	0.58%	1,134	1	0.51%
FHLB and other borrowings	100,509	323	1.30%	94,660	283	1.19%	81,233	161	0.80%
Long- term debt	9,057	92	4.07%	9,680	100	4.04%	-	-	0.00%
Total interest bearing liabilities	938,815	1,865	0.81%	947,061	1,883	0.79%	904,639	1,570	0.70%
Noninterest bearing deposits	82,446			84,091			68,594
Other liabilities	4,244			4,178			3,921
Total liabilities	1,025,505			1,035,330			977,154
Shareholders’ equity	109,019			106,551			109,622
Total liabilities and Shareholders’ equity	$1,134,524			$1,141,881			$1,086,776
Net interest earnings		$10,014			$10,034			$10,390
Interest spread			3.82%			3.76%			4.23%
Net interest margin			3.90%			3.83%			4.28%

(1) Income and yields are reported on a tax-equivalent basis assuming a federal tax rate of 34%.

14

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

Common Tangible Book Value	31-Mar-15	31-Dec-14	31-Mar-14
(Dollars in thousands)

Total shareholders’ equity	$109,846	$107,650	$110,647
Preferred stock (net)	-	-	11,717
Core deposit intangible (net)	4,236	4,713	6,144
Common tangible book value	105,610	102,937	92,786
Shares outstanding	21,819	21,792	21,720
Common tangible book value per share	$4.84	$4.72	$4.27

Stock price	$4.37	$4.42	$4.02

Price/common tangible book	90.3%	93.6%	94.1%

Common tangible book/common tangible assets
Total assets	$1,137,687	$1,155,734	$1,101,702
Preferred stock (net)	-	-	11,717
Core deposit intangible	4,236	4,713	6,144
Common tangible assets	1,133,451	1,151,021	1,083,841
Common tangible book	105,610	102,937	92,786
Common tangible equity to common tangible assets	9.32%	8.94%	8.56%

15